Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact:

Robert G. Burrows

240-631-3280

BurrowsR@ebsi.com

Media Contacts:

Lynn Kieffer

240-631-3391

KiefferL@ebsi.com

Thom Duddy

484-532-5470

Thomas.Duddy@adaptpharma.com

EMERGENT BIOSOLUTIONS COMPLETES ACQUISITION OF ADAPT PHARMA AND FLAGSHIP PRODUCT NARCAN® (naloxone HCl) NASAL SPRAY

GAITHERSBURG, Md., October 15, 2018—Emergent BioSolutions Inc. (NYSE: EBS) announced today that it has completed its acquisition of Adapt Pharma and its flagship product NARCAN® (naloxone HCl) Nasal Spray, the first and only intranasal form of naloxone approved by the U.S. Food and Drug Administration (FDA) and Health Canada, for the emergency treatment of known or suspected opioid overdose.

Doug White, senior vice president and Devices Business Unit head at Emergent BioSolutions, stated, “The awareness and access of affordable overdose-reversing drugs is a critical element to combat the opioid crisis. With the acquisition of Adapt Pharma and NARCAN Nasal Spray, the leading community use emergency treatment for opioid overdose, Emergent is proud to be part of the solution to address this public health emergency. Our mission is to protect and enhance life and we are committed to expanding awareness and availability of this convenient, easy-to-administer life-saving treatment by combining Adapt Pharma’s efforts with state and local governments, first responders, pharmacies, and other channels, with Emergent’s 20-year track record as a trusted partner to the Federal government.”

In the U.S., 50 states have access laws in place for naloxone, including NARCAN Nasal Spray, and allow it to be purchased by individuals directly from a pharmacist without an individualized prescription from their doctor. NARCAN Nasal Spray is covered by insurance plans for 97 percent of people in the U.S. with health insurance, and 76 percent of dispensed prescriptions have a co-pay of $10 or less.

With the closing of this transaction, Emergent also acquires a development pipeline of new treatment and delivery candidates to address opioid overdose and brings on approximately 50 employees, located in the U.S., Canada, and Ireland, including those responsible for supply chain management, research and development, government affairs, and commercial operations.

Financing and 2018 Financial Forecast

Total consideration for the transaction is up to $735 million, which includes an upfront payment of $635 million and up to $100 million in cash for potential sales-based milestones through 2022. At the closing, the company paid $635 million, consisting of $60 million in Emergent common stock and $575 million in cash, subject to customary closing adjustments, using a combination of cash-on-hand and borrowings under its new $1.05 billion syndicated senior secured credit facilities that the company entered into to fund the transaction.

The company will be issuing financial results in early November for the three and nine months ended September 30, at which time it will provide an update on the impact of this transaction on full-year 2018 guidance.

Wells Fargo Securities, LLC acted as the lead arranger and book runner for the syndicated credit facilities. JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and RBC Capital Markets acted as joint lead arrangers and joint book runners on the credit facilities.

About NARCAN® Nasal Spray 4mg

NARCAN® Nasal Spray 4mg is the first and only FDA-approved, needle-free presentation of naloxone for the emergency treatment of a known or suspected opioid overdose. It does not require assembly or any specialized medical training and is also the highest concentrated dose of intranasal naloxone currently available. NARCAN® Nasal Spray is not a substitute for emergency medical care, and additional doses of NARCAN® Nasal Spray may be required until emergency medical assistance arrives. Seek emergency medical assistance immediately after initial use, keeping the patient under continued surveillance.

Please see Indications and Important Safety Information below.

Indications

NARCAN® (naloxone HCl) Nasal Spray is an opioid antagonist indicated for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression. NARCAN® Nasal Spray is intended for immediate administration as emergency therapy in settings where opioids may be present. NARCAN® Nasal Spray is not a substitute for emergency medical care.

Important Safety Information

NARCAN® (naloxone HCl) Nasal Spray is contraindicated in patients known to be hypersensitive to naloxone hydrochloride or to any of the other ingredients.

Seek emergency medical assistance immediately after initial use, keeping the patient under continued surveillance.

Risk of Recurrent Respiratory and CNS Depression: Due to the duration of action of naloxone relative to the opioid, keep the patient under continued surveillance and administer repeat doses of naloxone using a new nasal spray with each dose, as necessary, while awaiting emergency medical assistance.

Risk of Limited Efficacy with Partial Agonists or Mixed Agonists/Antagonists: Reversal of respiratory depression caused by partial agonists or mixed agonists/antagonists, such as buprenorphine and pentazocine, may be incomplete. Larger or repeat doses may be required.

Precipitation of Severe Opioid Withdrawal: Use in patients who are opioid dependent may precipitate opioid withdrawal characterized by body aches, fever, sweating, runny nose, sneezing, piloerection, yawning, weakness, shivering or trembling, nervousness, restlessness or irritability, diarrhea, nausea or vomiting, abdominal cramps, increased blood pressure, and tachycardia. In some patients, there may be aggressive behavior upon abrupt reversal of an opioid overdose. In neonates, opioid withdrawal may be life-threatening if not recognized and properly treated and may also include convulsions, excessive crying, and hyperactive reflexes. Monitor for the development of opioid withdrawal.

Risk of Cardiovascular (CV) Effects: Abrupt postoperative reversal of opioid depression may result in adverse CV effects. These events have primarily occurred in patients who had pre-existing CV disorders or received other drugs that may have similar adverse CV effects. Monitor these patients closely in an appropriate healthcare setting after use of naloxone hydrochloride.

Adverse Reactions: The following adverse reactions were observed in a NARCAN® Nasal Spray clinical study: increased blood pressure, constipation, toothache, muscle spasms, musculoskeletal pain, headache, nasal dryness, nasal edema, nasal congestion, nasal inflammation, rhinalgia, and xeroderma.

To report SUSPECTED ADVERSE REACTIONS, contact ADAPT Pharma, Inc. at 1-844-4-NARCAN (1-844-462-7226) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full Prescribing Information at: https://www.narcan.com/pdf/NARCAN-Prescribing-Information.pdf.

For additional information on NARCAN® Nasal Spray, please visit www.NARCAN.com.

For questions regarding NARCAN® Nasal Spray distribution, please call 1-844-4-NARCAN (462-7226).

About Emergent BioSolutions

Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, intentional, and naturally occurring public health threats. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at emergentbiosolutions.com. Find us on LinkedIn and follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent.

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